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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Venoco Acquisition Company, L.P.

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 6, 2008, relating to the statements of revenues and direct operating expenses for the Hastings Complex for the year ended December 31, 2005 and the three months ended March 31, 2006, which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
Houston, Texas

February 12, 2008

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  Exhibit 23.2